Item 77(i): Terms of new or amended securities

Articles of Amendment to the Articles of Incorporation of Lord Abbett Global Fund, Inc., a Maryland Corporation (the "Corporation"), executed on January 27, 2011, with an effective date of January 31, 2011 is attached hereto. The Amendment changed the name of the existing Lord Abbett Developing Local Markets Fund to the “Lord Abbett Emerging Markets Currency Fund".

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
LORD ABBETT GLOBAL FUND, INC.

LORD ABBETT GLOBAL FUND, INC. (hereinafter called the “Corporation”), a Maryland corporation having its principal office c/o The Prentice-Hall Corporation System, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:  The Articles of Incorporation of the Corporation (“Articles”), as heretofore amended, are further amended to change the legal name and designation of the existing series of the Corporation named “Lord Abbett Developing Local Markets Fund” to “Lord Abbett Emerging Markets Currency Fund.”

SECOND:  The amendment of the Articles set forth herein has been duly approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly permitted by § 2-605(a)(2) of the General Corporation Law of the State of Maryland to be made without action of the stockholders.

THIRD:  Pursuant to § 2-610.1 of the General Corporation Law of the State of Maryland, the amendment set forth herein will become effective January 31, 2011.

FOURTH:  The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended from time to time.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and Secretary, and witnessed by its Vice President and Assistant Secretary on January 27, 2011.

LORD ABBETT GLOBAL FUND, INC.

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Vice President and Secretary

WITNESS:

/s/ Thomas R. Phillips
Thomas R. Phillips
Vice President and Assistant Secretary